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                                                                  Exhibit (d)(5)

                         WATCHGUARD TECHNOLOGIES, INC.
                            2000 STOCK OPTION PLAN
                  NONQUALIFIED STOCK OPTION LETTER AGREEMENT

To:  ((FirstName)) ((LastName))

     We are pleased to inform you that you have been granted a stock option (the "Option") for the purchase of shares of common stock of WatchGuard Technologies, Inc., a Delaware corporation (the "Company"), under the 2000 Stock Option Plan (the "Plan").

     The terms of the Option are as set forth in this Agreement and in the Plan, a copy of which is attached. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The Option terms are as follows:

Number of Shares:  ((Shares))             Exercise Price:  $((Price))

Grant Date:  ((GrantDate))                Term:  Ten years

Type of Option:  Nonqualified Stock Option

Vesting:

  Date On and After Which Option       Portion of Total Option Which
    Is Vested and Exercisable            Is Vested and Exercisable
  ------------------------------       -----------------------------
        ((vesting1year))                           25%

    Each one-month period of
  continuous service completed            An additional 2.0833%
           thereafter

        ((vesting4year))                          100%

     Termination: This Option will terminate in accordance with the terms of the Plan in the event your employment or other service with the Company terminates.

     Payment for Shares: Unless the Plan Administrator at any time determines otherwise, the Option may be exercised by the delivery of any combination of (a) cash or check; (b) tendering (either actually or by attestation) shares of the capital stock of the Company held by you for a period of at least six months having a Fair Market Value on the day prior to exercise equal to the exercise price; or (c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a properly executed exercise notice, together with irrevocable instructions to (i) a brokerage firm designated by the Company to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations and (ii) the Company to deliver such shares directly to the brokerage firm; or such other consideration as the Plan Administrator may permit.
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     Withholding Taxes: As a condition to the exercise of a Nonqualified Stock
Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company or related corporation withhold from the shares to be issued upon exercise that number of shares having a Fair Market Value equal to the amount required to be withheld.

     Transfer of Option: The Option is not transferable except by will or by the applicable laws of descent and distribution.

     Holding Period: If an individual subject to Section 16 of the Exchange Act sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date the option was granted, such sale may result in short-swing profit liability under Section 16(b) of the Exchange Act.

     Registration: At the present time, the Company has an effective registration statement with respect to the Shares covered by the Option. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration ceases to be effective, you will not be able to transfer the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. By accepting the Option, you hereby acknowledge that you have read and understand Section 11.3 of the Plan.

     Limitation on Rights; No Right to Future Grants; Extraordinary Item of
Compensation: By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit that does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation that is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Option Shares do not increase in value, the Option will have no value.

                                      -2-
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     Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

                                     Very truly yours,

                                     WATCHGUARD TECHNOLOGIES, INC.



                                     By
                                       -----------------------------------------
                                       Christopher G. Slatt
                                       Its President and Chief Executive Officer

                                      -3-
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                         ACCEPTANCE AND ACKNOWLEDGMENT

     I, ((FirstName)) ((LastName)), a resident of ___________________, accept the stock option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan Summary and a copy of the Plan. I have read and understand the Plan, including the provisions of Section 11.3.

Dated:
       ---------------------------     -----------------------------------------
                                               ((FirstName)) ((LastName))

                                       Address
                                               ---------------------------------

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Taxpayer I.D. Number
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